EXHIBIT 10.5

Private Client Group Merrill Lynch Business Financial Services Inc. 222 North LaSalle Street 17th Floor Chicago, Illinois 60601 (312)499-3030 September 22, 2006
Continucare Corporation
7200 Corporate Center Drive, Suite 600
Miami, FL 33126
Re: Amendment to Loan Documents
Ladies & Gentlemen:
This Letter Agreement will serve to confirm certain agreements of Merrill Lynch Business Financial Services Inc. (“MLBFS”) and Continucare Corporation (“Customer”) with respect to: (i) that certain WCMA LOAN AND SECURITY AGREEMENT NO. 81V-0764 between MLBFS and Customer (including any previous amendments and extensions thereof), and (ii) all other agreements between MLBFS and Customer or any party who has guaranteed or provided collateral for Customer’s obligations to MLBFS (a “Guarantor”) in connection therewith (collectively and as amended from time to time, the “Loan Documents”). Capitalized terms used herein and not defined herein shall have the meaning set forth in the Loan Documents.
Subject to the terms hereof, effective as of the “Effective Date” (as defined below), the Loan Documents are hereby amended as follows:
As of the effective date:
(a) The Minimum EBITDA Covenant is hereby deemed released and terminated.
(b) The term “Obligations” shall mean all present and future liabilities, indebtedness and other obligations of Customer and Continucare MDHC, LLC (“MDHC”) to MLBFS, howsoever created, arising or evidenced, whether now existing or hereafter arising, whether direct or indirect, absolute or contingent, due or to become due, primary or secondary or joint or several, and, without limiting the generality of the foregoing, shall include principal, accrued interest (including without limitation interest accruing after the filing of any petition in bankruptcy), all advances made by or on behalf of MLBFS under the Loan Documents, collection and other costs and expenses incurred by or on behalf of MLBFS, whether incurred before or after judgment, and all present and future liabilities, indebtedness and obligations of Customer under this Loan Agreement, of MDHC under that certain WCMA Reducing Revolver Loan and Agreement No. 81V-02074 , and under that certain WCMA Reducing Revolver Loan and Security Agreement No. 81V-02075, both as amended from time to time.

Merrill Lynch Business Financial Services Inc.
Continucare Corporation
Page No. 2
(c) The following Covenants have been added:
(i) Minimum Tangible Net Worth. Continucare Corporation and Continucare MDHC, LLC’s consolidated “Tangible Net Worth” shall at all times exceed $12,000,000.00. For the purposes hereof, the term “Tangible Net Worth” shall mean Continucare Corporation and Continucare MDHC, LLC’s consolidated net worth as shown on Continucare Corporation and Continucare MDHC, LLC’s consolidated regular financial statements prepared in accordance with GAAP, but excluding an amount equal to: (i) any Intangible Assets, and (ii) any amounts now or hereafter directly or indirectly owing to Continucare Corporation or Continucare MDHC, LLC by officers, shareholders or affiliates of Continucare Corporation or Continucare MDHC, LLC. “Intangible Assets” shall mean the total amount of goodwill, patents, trade names, trade or service marks, copyrights, experimental expense, organization expense, unamortized debt discount and expense, the excess of cost of shares acquired over book value of related assets, and such other assets as are properly classified as “intangible assets” of Continucare Corporation or Continucare MDHC, LLC determined in accordance with GAAP.
(ii) Debt Service Coverage Ratio. Continucare Corporation and Continucare MDHC, LLC’s consolidated “Debt Service Coverage Ratio” shall at all times exceed 1.25 to 1. For purposes hereof, “Debt Service Coverage Ratio” shall mean the ratio of: (a) income before interest (including payments in the nature of interest under capital leases), taxes, depreciation, amortization, and other non-cash charges, to (b) the sum of the aggregate principal and interest paid or accrued, the aggregate rental under capital leases paid or accrued, any dividends and other distributions paid or payable to shareholders, and taxes paid in cash; all as determined on a trailing 12-month basis as set forth in Continucare Corporation and Continucare MDHC, LLC’s regular consolidated quarterly financial statements prepared in accordance with GAAP.
Except as expressly amended hereby, the Loan Documents shall continue in full force and effect upon all of their terms and conditions.
By their execution of this Letter Agreement, the below-named Guarantors hereby consent to the foregoing modifications to the Loan Documents, and hereby agree that the “Obligations” under their respective Unconditional Guaranty and/or agreements providing collateral shall extend to and include the Obligations of Customer under the Loan Documents, as amended hereby.
Customer and said Guarantors acknowledge, warrant and agree, as a primary inducement to MLBFS to enter into this Agreement, that: (a) no Default or Event of Default has occurred and is continuing under the Loan Documents; (b) each of the warranties of Customer in the Loan Documents are true and correct as of the date hereof and shall be deemed remade as of the date hereof; (c) neither Customer nor any of said Guarantors have any claim against MLBFS or any of its affiliates arising out of or in connection with the Loan Documents or any other matter whatsoever; and (d) neither Customer nor any of said Guarantors have any defense to payment of any amounts owing, or any right of counterclaim for any reason under, the Loan Documents.

Merrill Lynch Business Financial Services Inc.
Continucare Corporation
Page No. 3
Provided that no Event of Default, or event which with the giving of notice, passage of time, or both, would constitute an Event of Default, shall then have occurred and be continuing under the terms of the Loan Documents, the amendments and agreements in this Letter Agreement will become effective on the date (the “Effective Date”) upon which: (a) Customer and the Guarantors shall have executed and returned the duplicate copy of this Letter Agreement enclosed herewith; and (b) an officer of MLBFS shall have reviewed and approved this Letter Agreement as being consistent in all respects with the original internal authorization hereof.
Notwithstanding the foregoing, if Customer and the Guarantors do not execute and return the duplicate copy of this Letter Agreement within 14 days from the date hereof, or if for any other reason (other than the sole fault of MLBFS) the Effective Date shall not occur within said 14-day period, then all of said amendments and agreements will, at the sole option of MLBFS, be void.

Very truly yours,
Merrill Lynch Business Financial Services Inc.

By:
Sandy Savich
Assistant Vice President
Accepted:

Continucare Corporation

By:	/s/ Fernando L. Fernandez

Printed Name:	Fernando L. Fernandez

Title:	CFO

Merrill Lynch Business Financial Services Inc.
Continucare Corporation
Page No. 4
Approved:
Continucare MDHC, LLC
By: Continucare Corporation, It’s Member

By:	/s/ Richard C. Pfenniger, Jr.

Printed Name: Richard C. Pfenniger, Jr.

Title: CEO

CNU Blue 2, LLC
By: Continucare Corporation, It’s Member

By:	/s/ Richard C. Pfenniger, Jr.

Printed Name: Richard C. Pfenniger, Jr.

Title: CEO